SCHEDULE 14A
                                (RULE 14A-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
            SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

Filed by the registrant [x]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[x] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                   MINNESOTA MINING AND MANUFACTURING COMPANY
               (Name of Registrant as Specified in Its Charter)

                  (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
[x] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transactions applies:

(3) Per unit price or other underlying value of transaction computed pursuant to exchange Act Rule 0-11:1

(4) Proposed maximum aggregate value of transaction:
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid: n/a

(2) Form, schedule or registration statement no.: Proxy materials per Rule 14a

(3) Filing party: Minnesota Mining and Manufacturing Company

(4) Date filed: 3/23/95

1 Set forth the amount on which the filing fee is calculated and state how it was determined.






NOTICE OF
1995 ANNUAL
MEETING OF
STOCKHOLDERS
AND PROXY
STATEMENT


Recycled Paper
40% Pre-consumer paper
10% Post-consumer paper



                  MINNESOTA MINING AND MANUFACTURING COMPANY
                     3M CENTER, ST. PAUL, MINNESOTA 55144

                           NOTICE OF ANNUAL MEETING
                    OF STOCKHOLDERS TO BE HELD MAY 9, 1995

To the Stockholders of
 Minnesota Mining and Manufacturing Company:

The Annual Meeting of Stockholders of Minnesota Mining and Manufacturing Company will be held on Tuesday, May 9, 1995, at 10 a.m. at the St. Paul Civic Center, 143 West Fourth Street, St. Paul, Minnesota, for the following purposes:

     1. To elect four directors of the Company to the 1998 Class and one director to the remaining term of the 1997 Class (see page 1 of the Proxy Statement).

     2. To ratify the appointment of Coopers & Lybrand L.L.P., independent certified public accountants, to audit the books and accounts of the Company for the year 1995 (page 22).

     3. To act upon a stockholder proposal pertaining to the nomination process for directors (page 23).

     4. To act upon a stockholder proposal pertaining to reincorporation (page 24).

     5. To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed March 10, 1995, as the record date for the determination of stockholders entitled to vote at the Annual Meeting and to receive notice thereof. The transfer books of the Company will not be closed. Examination of the list of stockholders entitled to vote can be arranged at the office of Arlo D. Levi, Vice President and Secretary, 3M Center, St. Paul, Minnesota, during the period of ten days prior to the meeting.

STOCKHOLDERS ARE ENCOURAGED TO DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK THE BOX ON THE ENCLOSED PROXY CARD INDICATING YOUR PLANS TO ATTEND THE MEETING.

ARLO D. LEVI
Vice President and Secretary

March 27, 1995

LIVIO D. DESIMONE
Chairman of the Board and
Chief Executive Officer

March 27, 1995

Dear Stockholder:

You are invited to attend the 1995 Annual Meeting of Stockholders which will be held on Tuesday, May 9, 1995, at 10 a.m. at the St. Paul Civic Center, 143 West Fourth Street, St. Paul, Minnesota.

The notice of the meeting and the proxy statement on the following pages cover the formal business of the meeting. The meeting will consider the election of directors, the appointment of auditors for the coming year, and two stockholder proposals. I will also report on current operations and on our future plans. There will be a period during which your questions and comments will be welcome.

The fine attendance of our stockholders at the annual meetings over the years has been very helpful in maintaining communications and understanding. We sincerely hope you will be able to be with us.

Please date, sign, and return the enclosed proxy in the envelope provided. If you can be with us, PLEASE MARK THE APPROPRIATE BOX ON THE ENCLOSED PROXY CARD.

Cordially,

Livio D. DeSimone



                 MINNESOTA MINING AND MANUFACTURING COMPANY
                     3M CENTER, ST. PAUL, MINNESOTA 55144

                                March 27, 1995

PROXY STATEMENT FOR 1995 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished to stockholders by the Board of Directors for solicitation of proxies for use at the Annual Meeting of Stockholders on Tuesday, May 9, 1995, at 10 a.m., and at all adjournments thereof, for the purposes set forth in the attached Notice of Annual Meeting of Stockholders. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised in any of the following ways:
(1) by a written instruction to the Office of the Secretary reasonably indicating the stockholder's desire to revoke an existing proxy; (2) by signing and returning to the Company a proxy with a more recent date than that of the proxy first given; or (3) by signing and returning a floor ballot at the meeting of stockholders.

The Company will bear the cost of preparing, printing, and mailing material in connection with this solicitation of proxies. In addition to the use of the mails, solicitations may be made by regular employees of the Company personally and by telephone. The Company intends to reimburse brokerage firms, banks, and others for their reasonable out-of-pocket expenses, including clerical expenses, in forwarding proxy material to beneficial owners of stock or otherwise in connection with this solicitation of proxies. The Company has retained Georgeson & Co., Inc. to assist in the solicitation at a cost of approximately $15,000, plus reasonable out-of-pocket expenses.

The Company anticipates that the proxy statement and the form of proxy enclosed will first be sent to its stockholders on or about March 27, 1995.

The Company's Board of Directors has adopted a policy that all stockholder meeting proxies, ballots, and tabulations that identify stockholders are to be maintained in confidence, and no such document shall be available for examination, nor shall the identity and vote of any stockholder be disclosed, except as may be necessary to meet applicable legal requirements and to allow the inspectors of election to certify the results of the stockholder vote. The policy also provides that inspectors of election for stockholder votes shall be independent and shall not be employees of the Company.

RECORD DATE AND VOTING SECURITIES
Only stockholders of record at the close of business on March 10, 1995 are entitled to vote at the Annual Meeting. As of February 28, 1995, the Company had outstanding and entitled to vote 419,700,423 shares of common stock without par value.

DIVIDEND REINVESTMENT PLAN
Shares held for the account of persons participating in the Company's dividend reinvestment plan will be voted automatically in accordance with the vote indicated by the stockholder of record on the proxy and, if no choice is indicated, both record shares and shares held in the Company's dividend reinvestment plan will be voted FOR Items 1 and 2 and AGAINST Items 3 and 4. If the stockholder does not vote the shares held of record, the individual's shares held in the dividend reinvestment account will not be voted.

ITEM 1. ELECTION OF DIRECTORS

NUMBER OF NOMINEES AND CLASSIFICATION
The Restated Certificate of Incorporation of the Company, as amended, and the Bylaws of the Company, as amended, provide that the Board of Directors shall consist of such number of directors as shall be fixed from time to time by resolution of the Board of Directors. At its meeting of February 13, 1995, the Board of Directors fixed the number of directors constituting the entire Board at 13, effective as of the date of the 1995 Annual Meeting.

The Restated Certificate of Incorporation divides the Board into three classes. Four directors have terms of office that expire at the 1995 Annual Meeting, and these four directors are standing for reelection for a three-year term as members of the 1998 Class. These directors are Messrs. Brennan, DeSimone, Murray, and Smith. Mr. Junkins is standing for election for the first time and is standing for election to the 1997 Class, in order to more nearly equalize the number of directors in the respective classes. The remaining five directors in the 1996 Class are continuing to serve until the 1996 Annual Meeting; and the three present directors in the 1997 Class are continuing to serve until the 1997 Annual Meeting.

All nominees for election to the Board of Directors to the 1998 Class at the 1995 Annual Meeting will be elected for a term of three years and shall serve until their terms expire at the 1998 Annual Meeting or until their successors are duly elected and have qualified. Mr. Junkins will be elected for a term of two years and shall serve until his term expires at the 1997 Annual Meeting or until his successor is duly elected and has qualified.

The persons named as proxies intend to vote the proxies for the election of the three nominees to the Board of Directors or, if any of the nominees should be unavailable to serve as a director, an event which is not anticipated, the persons named as proxies reserve full discretion to vote for any other persons who may be nominated.

INFORMATION AS TO NOMINEES AND INCUMBENT DIRECTORS
The nominees and incumbent directors, their age, principal occupation or position with the Company (shown in italics), experience, the year first elected as a director, and common stock beneficially owned on February 28, 1995 are shown on the following pages.

"Shares held" include: stock held in joint tenancy, stock owned as tenants in common, stock owned or held by spouse or other members of the nominee's household, and stock in which the nominee either has or shares voting and/or investment power, even though the nominee disclaims any beneficial interest in such stock. Options exercisable within 60 days after February 28, 1995 are shown separately.

"Shares held as deferred stock" by nonemployee directors represent the number of shares of the Company's common stock, as of December 31, 1994, which the directors will receive upon termination of membership on the Board of Directors for any reason. These shares result from the voluntary election by the nonemployee directors to defer the payment of directors fees otherwise payable in cash into such deferred stock. No shares of common stock have as yet been issued, and the directors have neither voting nor investment powers in these shares of deferred stock.

As of February 28, 1995, executive officers and directors as a group "beneficially owned" 419,880 shares and held options exercisable within 60 days after that date for 870,654 shares. All officers and directors as a group owned beneficially less than five-tenths of one percent (0.5%) of the outstanding common stock of the Company.

None of the nominees or incumbent directors is related to any other nominee or to any executive officer of the Company or its subsidiaries by blood, marriage, or adoption. Except for current employees of the Company and Mr. Jacobson, no nominee or incumbent director has been an employee of the Company within the past five years.

During 1994, the Company retained the law firm of Gibson, Dunn & Crutcher with regard to various legal matters. Mrs. Peters is a partner in this firm.

NOMINEES FOR ELECTION TO THE 1998 CLASS:

[PHOTO] EDWARD A. BRENNAN, 61, Chairman of the Board, President, and Chief Executive Officer, Sears, Roebuck and Co., a diversified company engaged in merchandising, insurance, and real estate, Chicago, Illinois; Chairman of the Compensation and Member of the Public Issues Committees. Mr. Brennan has been a director of Sears, Roebuck and Co. since 1978. He joined Sears in 1956; was an Executive Vice President, 1978 to 1980; President and Chief Operating Officer for merchandising, 1980; Chairman and Chief Executive Officer, Sears Merchandise Group, 1981 to 1984; President and Chief Operating Officer, 1984 through 1985; and was elected Chairman and Chief Executive Officer of Sears, Roebuck and Co. in 1986. He is a director of The Allstate Corporation, Dean Witter, Discover & Co., and AMR Corporation. He is also a trustee of DePaul University and Marquette University; and a member of The Business Roundtable and The Business Council.

         Director since 1986                                  Shares Held  4,573
                                             Shares Held as Deferred Stock 1,794

[PHOTO] LIVIO D. DESIMONE, 58, Chairman of the Board and Chief Executive Officer; Chairman of the Board Organization, Executive, and Finance Committees. Mr. DeSimone joined 3M as a process engineer with 3M Canada in 1957. He served in various international and subsidiary capacities until his appointment in 1971 as Managing Director of 3M Brazil. In 1975, he served as General Manager, Building Service and Cleaning Products Division, before being appointed Area Vice President, Latin America. Mr. DeSimone was elected Vice President, Abrasives, Adhesives, Building Service and Chemicals Group, in 1979; Executive Vice President, Life Sciences Sector, in 1981; Executive Vice President, Industrial and Consumer Sector, in 1984; Executive Vice President, Industrial and Electronic Sector, in 1987; Executive Vice President, Information and Imaging Technologies Sector, in 1989; and Chairman of the Board and Chief Executive Officer, in 1991. He is a director of Cargill, Incorporated, Dayton Hudson Corporation, General Mills, Inc., and Vulcan Materials Company. He is also Chairman of National Junior Achievement Inc. and a trustee of the University of Minnesota Foundation.

         Director since 1986                               Shares Held 108,699 *

         *Includes 53,369 shares of Profit Sharing Stock held by the Company and subject to forfeiture. Not included are options exercisable within 60 days: 3,138 shares at $31.85 per share; 2,764 shares at $36.18 per share; 2,486 shares at $40.20 per share; 2,260 shares at $44.23 per share; 2,088 shares at $47.88 per share; 17,785 shares at $51.95 per share; 48,556 shares at $52.55 per share; and 45,400 shares at $56.63.

[PHOTO] ALLEN E. MURRAY, 66, Retired Chairman of the Board and Chief Executive Officer, Mobil Corporation, petroleum exploration and manufacturing and marketing of petroleum and petroleum-based products, Fairfax, Virginia; Chairman of the Audit and Member of the Board Organization Committees. Mr. Murray has been a director of Mobil Corporation from 1977, was Chairman of the Board, President, and Chief Executive Officer from 1986 until 1993, and Chairman and Chief Executive Officer until March 1994. He retired from Mobil in 1994. He is a director of Metropolitan Life Insurance Company, Martin Marietta Corporation, Morgan Stanley Group, Inc., and St. Francis Hospital. He is also an honorary director of the American Petroleum Institute, a trustee of New York University, and a member of the Chase Manhattan Bank International Advisory Committee, The Business Council, The Business Roundtable, the Council on Foreign Relations, and the Trilateral Commission.

         Director since 1985                                   Shares Held 2,821
                                            Shares Held as Deferred Stock 10,819

[PHOTO] F. ALAN SMITH, 63, Retired Executive Vice President and Director, General Motors Corporation, manufacturer and seller of automobiles and automotive products, Detroit, Michigan; Member of the Audit and Board Organization Committees. Mr. Smith had been a director of General Motors Corporation from 1981 until his retirement during 1992. He joined General Motors in 1956; was Treasurer, 1973 to 1975; Vice President, Finance, 1975 to 1978; Vice President of General Motors Corporation and President and General Manager of General Motors of Canada Limited, 1978 to 1981, when he was elected Executive Vice President, Finance. In 1988, he was elected Executive Vice President, Operating Staffs and Public Affairs and Marketing Staffs. He is a Trustee of the Cranbrook Educational Community, Bloomfield Hills, Michigan.

         Director since 1986                                   Shares Held 5,221
                                             Shares Held as Deferred Stock 5,039

NOMINEE FOR ELECTION TO THE 1997 CLASS:


[PHOTO] JERRY R. JUNKINS, 57, Chairman of the Board, President, and Chief Executive Officer, Texas Instruments Incorporated, manufacturer and seller of electronics and related products, Dallas, Texas; Member of the Audit and Board Organization Committees. Mr. Junkins joined Texas Instruments in 1959 as an engineer. In 1977, he became a vice president of the company; in 1982, executive vice president; in 1985, president and chief executive officer; and in 1988, he also became chairman of the board. Mr. Junkins is a director of Caterpillar Inc. and The Procter & Gamble Company. He is a member of the National Academy of Engineering, The Business Roundtable and The Business Council, and a member of the board of trustees of Southern Methodist University.

         New Nominee                                             Shares Held 620


INCUMBENT DIRECTORS IN THE 1996 CLASS:

[PHOTO] HARRY A. HAMMERLY, 61, Executive Vice President, International Operations; Member of the Executive and Finance Committees. Mr. Hammerly joined 3M in 1955 as an accountant in the Controller's organization. He was named Managing Director of 3M Far East in Hong Kong in 1973; Senior Managing Director of Sumitomo 3M, Limited in 1975; and in 1979, he was appointed Area Vice President, Latin America. In 1981, Mr. Hammerly was elected Vice President, Australia, Asia, Canada; in 1982, Vice President, Finance; in 1987, Vice President, Europe; in 1989, Executive Vice President, Industrial and Electronic Sector; in 1991, Executive Vice President, International Operations and Corporate Services; in 1994, Executive Vice President, Life Sciences Sector and International Operations; and in 1995, Executive Vice President, International Operations. Mr. Hammerly is a director of Apogee Enterprises, Inc., Cincinnati Milacron, Inc., The Geon Company, and the National Association of Manufacturers; and a member of the Board of Trustees of the University of St. Thomas and the Manufacturers Alliance for Productivity and Innovation.

         Director since 1990                                 Shares Held 47,725*

         *Includes 12,501 shares of Profit Sharing Stock held by the Company and subject to forfeiture. Not included are options exercisable within 60 days: 885 shares at $47.88 per share; 19,668 shares at $54.23 per share; 26,326 shares at $54.45 per share; and 22,600 shares at $56.63 per share.

[PHOTO] RONALD A. MITSCH, 60, Executive Vice President, Industrial and Consumer Sector and Corporate Services; Member of the Executive and Finance Committees. Dr. Mitsch joined 3M in 1960 as a senior chemist in the central research laboratories and served in several laboratory assignments until he was named Managing Director of 3M Netherlands in 1979, and in 1981, Dr. Mitsch was appointed Research and Development Vice President for the Life Sciences Sector. He was elected Group Vice President for the Traffic and Personal Safety Products Group in 1985; Senior Vice President, Research and Development in 1990; and Executive Vice President, Industrial and Consumer Sector and Corporate Services in 1991. Dr. Mitsch is a director of Lubrizol Corporation, Shigematsu Works, Inc., Ltd., and the SEI Center for Advanced Studies in Management; and a member of the Board of Trustees of Hamline University.

         Director since 1993                                 Shares Held 25,662*

         *Includes 4,551 shares of Profit Sharing Stock held by the Company and subject to forfeiture. Not included are options exercisable within 60 days: 3,394 shares at $29.45 per share; 3,138 shares at $31.85 per share; 2,764 shares at $36.18 per share; 2,486 shares at $40.20 per share; 2,260 shares at $44.23 per share; 7,227 shares at $47.88 per share; 10,524 shares at $52.55 per share; 11,754 shares at $54.23 per share; and 22,600 shares at $56.63 per share.

[PHOTO] ROZANNE L. RIDGWAY, 59, Co-Chair, The Atlantic Council of the United States, an association to promote better understanding of major international security, political, and economic problems, Washington, D.C.; Member of the Board Organization and Compensation Committees. Ambassador Ridgway served in the U.S. Foreign Service from 1957 to 1989, including assignments as Ambassador for Oceans and Fisheries Affairs, Ambassador to Finland, Counselor of the Department of State, Ambassador to the German Democratic Republic, and from 1985 and until her retirement in 1989, Assistant Secretary of State for European and Canadian Affairs. She became President of the Atlantic Council of the United States in 1989 and was named Co-Chair in 1993. She is a director of Bell Atlantic Corporation, The Boeing Company, Citicorp and Citibank, Emerson Electric Company, RJR Nabisco, Sara Lee Corporation, and Union Carbide; a member of the International Advisory Board of the New Perspective Fund; a trustee of Hamline University, the National Geographic Society, and The CNA Corporation; Vice Chairman, the American Academy of Diplomacy; a director of the Council on Ocean Law; and a Fellow, the National Academy of Public Administration.

         Director since 1989                                     Shares Held 903
                                             Shares Held as Deferred Stock 4,887

[PHOTO] FRANK SHRONTZ, 63, Chairman of the Board and Chief Executive Officer, The Boeing Company, manufacturer and seller of aircraft and related products; Member of the Compensation and Public Issues Committees. Mr. Shrontz joined The Boeing Company in 1958. In 1973, he took leave of absence from Boeing to serve as Assistant Secretary of the Air Force and became Assistant Secretary of Defense in 1976. In 1977, Mr. Shrontz returned to Boeing. After several assignments, he was named President and a member of the Board of Directors of Boeing in 1985. In 1986, he was named Chief Executive Officer and, in 1988, Chairman of the Board. Mr. Shrontz is a director of Boise Cascade Corporation and Citicorp and a citizen regent on the Smithsonian Institution's Board of Regents. He is a member of the Washington Roundtable and Vice Chairman of the New American Schools Development Corporation. He is also a member of the Defense Policy Advisory Committee on Trade (DPACT), The Business Council, and the Policy Committee of The Business Roundtable.

         Director since 1992                                   Shares Held 2,688

[PHOTO] LOUIS W. SULLIVAN, 61, President, Morehouse School of Medicine, Atlanta, Georgia; Member of the Audit and Public Issues Committees. Since completion of his medical training, Dr. Sullivan has held both professional and administrative positions in health care facilities and medical training institutions. He joined Morehouse College as Professor of Biology and Medicine in 1975 and was the founding dean and director of the Medical Education Program at the college. He was named President of Morehouse School of Medicine in 1981. He served as Secretary, United States Department of Health and Human Services, from 1989 to 1993. He returned to Morehouse School of Medicine in 1993. Dr. Sullivan is a director of Bristol-Myers Squibb Company, CIGNA Corporation, General Motors Corporation, Household International, and Medical Review Systems, Inc. He is also a director of the Boy Scouts of America and the Friends of the National Library of Medicine; and a member of the Little League Foundation and the National Medical Foundation.

         Director since 1993                                     Shares Held 946

INCUMBENT DIRECTORS IN THE 1997 CLASS:

[PHOTO] LAWRENCE E. EATON, 57, Executive Vice President, Information, Imaging and Electronic Sector and Corporate Services; Member of the Executive and Finance Committees. Mr. Eaton joined 3M in 1960 as an engineer in the Reflective Products Division laboratory and served in several engineering and manufacturing assignments until he was named Department Manager of the Pavement Markings Products Department. In 1981, Mr. Eaton was appointed General Manager of the Safety and Security Systems Division; in 1982, Division Vice President of the Safety and Security Systems Division and, later that year, Division Vice President of the Traffic Control Materials Division; in 1984, Executive Vice President of Sumitomo 3M, Limited. He was elected Group Vice President, Memory Technologies Group in 1986, and Executive Vice President, Information, Imaging and Electronic Sector and Corporate Services in 1991. Mr. Eaton is a director of Cray Research, Inc.

         Director since 1993                                 Shares Held 28,385*

         *Includes 3,732 shares of Profit Sharing Stock held by the Company and subject to forfeiture. Not included are options exercisable within 60 days: 2,462 shares at $36.18 per share; 2,486 shares at $40.20 per share; 2,260 shares at $44.23 per share; 8,964 shares at $47.88 per share; 22,400 shares at $52.55 per share; 16,534 shares at $54.23 per share; and 22,600 shares at $56.63 per share.

[PHOTO] ALLEN F. JACOBSON, 68, Director of various companies; Member of the Board Organization and Compensation Committees. Mr. Jacobson joined 3M in 1947 and served in several capacities until he was elected Chairman of the Board and Chief Executive Officer, in 1986. He served in this capacity until his retirement from 3M in 1991. Mr. Jacobson is a director of Abbott Laboratories, Deluxe Corporation, Guthrie Theater, Mobil Corporation, Northern States Power Company, Potlatch Corporation, Prudential Insurance Company, Sara Lee Corporation, Silicon Graphics, Inc., U.S. West, Inc., and Valmont Industries, Inc. He is also a member of the National Academy of Engineering.

         Director since 1983                                 Shares Held 81,878*

         *Not included are options exercisable within 60 days: 10,506 shares at $36.18 per share; 44,154 shares at $37.10 per share; 57,100 shares at $39.08 per share; 42,914 shares at $40.20 per share; and 43,140 shares at $44.23 per share.

[PHOTO] AULANA L. PETERS, 53, Partner, Gibson, Dunn & Crutcher, a law firm, Los Angeles, California; Member of the Audit and Public Issues Committees. Mrs. Peters joined Gibson, Dunn & Crutcher as an Associate in 1973. In 1980, she was named a Partner in the firm and continued in the practice of law until 1984, when she accepted an appointment as Commissioner of the Securities and Exchange Commission. In 1988, after serving four years as Commissioner, she returned to the private practice of law as Partner in the Gibson, Dunn & Crutcher firm. Mrs. Peters is a member of the American and Los Angeles County Bar Associations; a director of the New York Stock Exchange, Mobil Corporation, and Northrop Grumman.

         Director since 1990                                     Shares Held 821
                                             Shares Held as Deferred Stock 4,203

INFORMATION AS TO EXECUTIVE OFFICERS
On the same basis as the "shares held" information provided above for nominees and incumbent directors, the following represents shares of the Company's common stock held by the five executive officers named in the Summary Compensation Table on page 12. Options exercisable within 60 days after February 28, 1995 are shown separately.

                                                     OPTIONS
NAME AND PRINCIPAL POSITION    SHARES HELD (1)   EXERCISABLE (2)
  Livio D. DeSimone,
  Chairman of the Board and
  Chief Executive Officer          108,699           124,477

  Harry A. Hammerly,
  Executive Vice President          47,725            69,479

  Ronald A. Mitsch,
  Executive Vice President          25,662            66,147

  Lawrence E. Eaton,
  Executive Vice President          28,385            77,706

  Giulio Agostini
  Senior Vice President              9,149            41,400


(1) The "shares held" include shares of Profit Sharing Stock held by the Company and subject to forfeiture, as more fully described in Footnote 3 on page 13 of this Proxy Statement.

(2) Option prices range for all of these named executive officers from $29.45 to $56.63 per share.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
This report was prepared at the direction of the Compensation Committee of the Board of Directors (the "Committee") which is composed entirely of nonemployee directors of the Company. The Committee establishes and periodically reviews compensation levels and policies for the Chief Executive Officer ("CEO") and other executive officers, and authorizes short and long-term compensation in the form of cash or stock. The current members of the Committee are Edward A. Brennan, who serves as Chairman, Allen F. Jacobson, Rozanne L. Ridgway, and Frank Shrontz.

In determining the amount and type of executive compensation, the Committee seeks to achieve the following objectives: (1) attract, motivate, and retain talented, competent, and resourceful executive officers by providing competitive compensation; (2) encourage executives to hold significant amounts of stock; and (3) require that a substantial portion of executive compensation is variable and "at risk" by being tied to quantifiable short-term and long-term measures of the Company's performance. Executive compensation is based on performance of the Company against a combination of financial and non-financial criteria, ranging from achieving earnings and sales growth targets to upholding the Company's Statement of Corporate Values (which include customer satisfaction through superior quality and value, attractive investor return, ethical business conduct, respecting the environment, and fostering employee pride in the Company).

The Committee begins the process of establishing the amount of compensation for the CEO and other executive officers by reviewing compensation surveys of selected peer companies. The surveys are primarily conducted by independent consultants specializing in executive compensation. The peer companies included in the compensation surveys are selected by the independent consultants. These peer companies consist of large industrial companies which are most likely to be competitors for executive talent. Several different surveys have been utilized which include groups of thirteen (13) to (seventy-five (75)) different companies. The objective of the Committee is to use the survey data to establish the amount of total compensation at a competitive level. The Committee does not target any specific quartile of the survey data for total compensation or any component of total compensation (e.g., Base Salary, Profit Sharing, Performance Unit Plan, or Stock Options). The Committee's objective of achieving the total compensation at a competitive level has resulted in short-term compensation (base salary and profit sharing) being slightly below the median and long-term compensation (performance unit plan and stock options) being at or slightly above the median. The Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established to compare shareholder returns. Thus, the peer group for purposes of the compensation surveys is not the same as the peer group index in the Comparison of Five Year Cumulative Total Return graph included on page 21 of this Proxy Statement.

After the Committee has established the amount of total compensation for the CEO and other executive officers, the Committee next determines what percent of the total compensation for a particular individual should be allocated to short-term compensation in the form of base salary and profit sharing, and long-term compensation in the form of the performance unit plan and stock options. This determination is subjective but is based on information from the compensation surveys and the objectives for executive compensation referred to above. It is the Committee's long-standing policy that variable, at risk compensation, both short and long-term, should make up a significant portion of executive compensation. Depending upon the level of the executive, the Committee targets between forty-five percent (45%) and seventy percent (70%) of executive compensation to be variable and at risk by being tied to quantifiable measures of the Company's performance. Because performance-based compensation is such a significant part of executive compensation, it is the policy of the Committee to maximize the deductibility of the performance-based compensation (e.g., profit sharing, performance unit plan, and stock options) paid to the CEO and other executive officers under Section 162(m) of the Internal Revenue Code. Each of the components of short- and long-term executive compensation is described in greater detail below.

BASE SALARY
The Committee establishes base salaries annually in relation to base salaries paid by the selected peer companies from the compensation surveys. Base salaries may be adjusted from time to time according to guidelines established for all employees to reflect increased salary levels within the peer group, increased responsibilities, or individual performance. The Committee does not use financial performance factors, such as earnings per share, in establishing Base Salary. This is the only component of executive compensation that is not variable.

PROFIT SHARING
Profit sharing is variable compensation based on the quarterly consolidated net income of the Company and is used to focus management attention on profits and the effective use of assets. The number of profit sharing units granted to the CEO and executive officers is determined by the Committee as part of the overall compensation. The number of profit sharing units allocated to each of the named executive officers is established by the Committee, in the exercise of its collective judgment, to achieve the appropriate ratio between short-term performance-based compensation and other forms of compensation and to reflect the level of responsibility of the respective executive officer. The amount payable with respect to each profit sharing unit is determined by dividing the Company's consolidated quarterly net income, less a quarterly reserve of two and one-half percent (21/2%) of stockholders' equity (or approximately ten percent (10%) on an annual basis), by the number of outstanding shares of the Company's common stock. Because of the required minimum return on stockholder equity, the amount of compensation paid under the profit sharing plan tends to rise and fall relatively more sharply than changes in net income. No amount will be payable under the profit sharing plan if the Company's quarterly net income is equal to or less than the quarterly reserve of two and one-half percent (21/2%) return on stockholders' equity. Profit sharing payments are subject to limitations when individual amounts exceed specified relationships to Base Salary. For the executive officers listed in the Summary Compensation Table, a portion of profit sharing is paid in cash and a portion is paid in stock which is held by the Company for ten years or until age 65, whichever occurs first. The ratio between that portion of profit sharing paid in cash and the portion paid in stock to the named executive officers for 1994 is subjective and varies from year to year and among executive officers. However, the more senior executive officers have generally been paid a larger portion of profit sharing in stock than less senior executive officers. (More details about the Company's Profit Sharing Plan are available on page 13 of this Proxy Statement.)

PERFORMANCE UNIT PLAN
The Performance Unit Plan is variable compensation based on the Company's long-term performance. The number of performance units allocated to each of the named executive officers is established by the Committee, in the exercise of its collective judgment, to achieve the appropriate ratio between long-term performance-based compensation and other forms of compensation. The number of performance units granted to the CEO and executive officers is determined by the Committee as part of the overall compensation. The amount payable with respect to each performance unit granted is determined by and is contingent upon attainment of the performance criteria described below over the performance period 1994-1996 (each year weighted equally). The performance criteria have been selected to focus management attention on the quality of future earnings and assets and on global real sales growth. (More details about the Company's Performance Unit Plan are available on pages 18 and 19 of this Proxy Statement.)

    Performance Criteria:

(1) "Relative ROCE" - is the percentage determined by dividing the Company's average return on capital employed by the average return on capital employed of the companies included, at the end of each year of the performance period, in the Standard and Poor's Industrial Index ("S&P 400 ROCE"); and

(2) "Sales Growth" - is the percentage amount by which the Company's real sales growth (sales growth adjusted for inflation and currency effects) exceeds the weighted average of real growth reflected by the Industrial Production Index for seven major industrial countries (the "Big 7 IPI").

    Performance Unit Plan Payments:

The amount payable with respect to each performance unit is $100 if both the Relative ROCE and Sales Growth targets are achieved and is payable on January 1, 2000 in the form (at the discretion of the Committee) of cash, stock or a combination of cash and stock. The maximum amount payable with respect to each performance unit is $200. No amount will be payable under the performance unit plan if either the Company's cumulative ROCE is less than one hundred fifty percent (150%) of the S&P 400 ROCE or if Sales Growth (as defined above) is less than zero percent (0%).

STOCK OPTIONS
The Company's Stock Option plan is also variable compensation based on the market appreciation of the Company's Common Stock and is designed to increase ownership of the Company's stock. The Company makes stock option grants annually at one hundred percent (100%) of the market price on the date of grant. The options may be exercised after one year and have a ten year life. The number of shares under options to be granted to the CEO and executive officers is determined by the Committee as part of the overall compensation. The awards are designed to keep total compensation competitive with awards made by companies in the survey group, and as such require subjective judgment as to the value of the award. The number of option shares currently held by each executive is not considered in determining awards. Stock options encourage executives to become owners of the Company which further aligns their interests with the shareholders. Options have no value unless the price of the Company's stock increases.

CHIEF EXECUTIVE OFFICER COMPENSATION
The compensation of Livio D. DeSimone, Chairman of the Board and Chief Executive Officer, is determined by the same process and consists of the same short- and long-term components as for the other executive officers listed in the Summary Compensation Table, namely base salary, profit sharing, performance unit plan, and stock options. The only difference is that a higher portion of Mr. DeSimone's total compensation is variable and at risk by being tied to quantifiable measures of the Company's performance. These measures are quarterly net income, Relative ROCE and Sales Growth, as those terms are defined above, and appreciation in the value of 3M stock. In addition, the compensation paid to Mr. DeSimone is also based on performance against non-financial measures, such as upholding the Company's Statement of Corporate Values (which include customer satisfaction through superior quality and value, attractive investor return, ethical business conduct, respecting the environment and fostering employee pride in their company), management succession planning, and the general overall perception of the Company by financial and business leaders. In order to keep Mr. DeSimone's total compensation competitive, the Committee increased his base salary in 1992 and again in 1994, which is reflected in the Summary Compensation Table on page 12 of this Proxy Statement as higher base salaries for both 1993 and 1994. Because of increased earnings in 1994, Mr. DeSimone's profit sharing cash and profit sharing stock was greater in 1994 than in 1993. The Committee awarded Mr. DeSimone the same number of performance units (7,700) and stock options (45,400) as it awarded him in 1993.

The Compensation Committee

Edward A. Brennan, Chairman
Allen F. Jacobson
Rozanne L. Ridgway
Frank Shrontz


EXECUTIVE COMPENSATION
The following tabulation shows compensation for services rendered in all capacities to the Company and its subsidiaries during 1994, 1993, and 1992 by the Chief Executive Officer and the next four highest-paid executive officers.

                            SUMMARY COMPENSATION TABLE

                                                ANNUAL COMPENSATION (1)
                                                  PROFIT SHARING    OTHER ANNUAL
     NAME AND PRINCIPAL                SALARY      CASH (BONUS)     COMPENSATION
          POSITION            YEAR       ($)          ($)(2)           ($)(4)
Livio D. DeSimone,            1994    $799,500       $362,308          $64,306
 Chairman of the Board and    1993     759,600        248,130               --
 Chief Executive Officer      1992     742,400        225,524           52,170

Harry A. Hammerly,            1994     460,800        238,278               --
 Executive Vice President     1993     441,600        161,009               --
                              1992     441,600        154,876               --

Ronald A. Mitsch,             1994     420,000        238,278               --
 Executive Vice President     1993     393,000        187,476               --
                              1992     375,400        163,007               --

Lawrence E. Eaton,            1994     408,000        233,544               --
 Executive Vice President     1993     390,000        186,925               --
                              1992     375,200        159,678               --

Giulio Agostini,              1994     345,025        199,223               --
 Senior Vice President        1993     315,600        174,036               --
                              1992     313,800        167,408               --


                                      SUMMARY COMPENSATION TABLE

                                             LONG TERM COMPENSATION (1)
                                           AWARDS                    PAYOUTS
                               PROFIT SHARING
                                   STOCK            OPTIONS        PERFORMANCE
                                (RESTRICTED         GRANTED         UNIT PLAN        ALL OTHER
     NAME AND PRINCIPAL        STOCK AWARDS)      (# - NUMBER         (LTIP)       COMPENSATION
          POSITION               ($)(2)(3)       OF SHARES)(5)    PAYOUTS ($)(6)      ($)(7)
Livio D. DeSimone,                $377,773           93,956          $970,200         $62,028
 Chairman of the Board and         330,013           84,566           456,120          67,052
 Chief Executive Officer           317,444           80,930           507,500          34,414

Harry A. Hammerly,                 120,717           48,926           466,200          63,542
 Executive Vice President          105,455           42,268           456,120          68,651
                                   101,439           41,292           507,500          22,781

Ronald A. Mitsch,                  105,410           33,124           466,200          38,238
 Executive Vice President           55,953           34,354           228,060          34,650
                                    38,040           31,438           130,500           9,275

Lawrence E. Eaton,                  89,315           45,000           466,200          33,945
 Executive Vice President           51,931           39,134           120,365          35,702
                                    37,114           33,544           130,500           9,275

Giulio Agostini,                    64,067           15,000           226,800          14,832
 Senior Vice President              35,841           11,600                --          15,572
                                    34,476           11,600                --              --

(1) The amounts shown in the Summary Compensation Table do not include amounts expensed for financial reporting purposes under the Company's pension plan. The plan is a defined benefit plan. The amounts shown in the Table do, however, include those amounts voluntarily deferred by the named individuals under the Company's Deferred Compensation Plan. The Deferred Compensation Plan allows management personnel to defer portions of current base salary, profit sharing, and performance unit compensation otherwise payable during the year.

(2) The amounts shown under the headings "Profit Sharing Cash (Bonus)" and "Profit Sharing Stock (Restricted Stock Awards)" are payments received under the Profit Sharing Plan. The terms "(Bonus)" and "(Restricted Stock Awards)" are included to satisfy the requirements of the Securities and Exchange Commission ("SEC"). These payments are based upon the Company's performance and are variable in accordance with a predetermined formula. The Compensation Committee does not view these payments as bonus payments or restricted stock awards as these terms are most often used. The Committee views bonus plans as plans which provide for annual (as opposed to quarterly) payments from a pool rather than based on a strict formula related to earnings per share, and restricted stock awards are generally outright grants of stock as opposed to payment in the form of stock held in the custody of the company (restricted period) in lieu of cash under a formula based profit sharing plan.

Generally, profit sharing is paid in cash; however, senior executive management, as determined by the Compensation Committee, receive a portion of their profit sharing in shares of the Company's common stock (see footnote 3 on this page).

The Company's profit sharing plan provides for quarterly payments based upon net income after deducting an allowance for a predetermined 10% annual rate of return on stockholder equity and is determined by multiplying the number of profit sharing units awarded to an individual by this quarterly net income after deduction divided by the number of the outstanding shares of the Company's Common Stock.

Because of the required minimum return on stockholder equity, profit sharing tends to rise and fall relatively more sharply than changes in net income.

The number of profit sharing units awarded to the individuals named is determined by the Compensation Committee and is intended to reflect the level of responsibility of the respective individual. Profit sharing payments are subject to limitations when individual amounts exceed specified relationships to base salary. Approximately 4,200 management employees currently participate in profit sharing, including the five individuals in the summary compensation table.

(3) The amount shown under the heading "Profit Sharing Stock (Restricted Stock Awards)" represents the portion of profit sharing issued as common stock to the named individuals, valued at 100% of the fair market value at the end of the quarterly profit sharing performance period. The number of shares is determined by the Company's quarterly net income performance. However, payment is deferred and conditional upon continued employment by the Company. Therefore, pursuant to SEC rules, it is included under the headings of "Long Term Compensation."

The shares are held in the custody of the Company for a period of ten years or until age 65, whichever occurs first. Any termination of employment, prior to that time, without the consent of the Compensation Committee or the Board of Directors, other than upon death or permanent disability, will result in forfeiture of the Profit Sharing Stock. The recipient is entitled to receive dividends and vote these shares in the same manner as any other holder of the Company's common stock during the period of custody by the Company.

From the time of issuance throughout the Restricted Period, Profit Sharing Stock rises or falls in value in direct relationship to the Company's common stock market performance. Consequently, Profit Sharing Stock reflects both short-term and long-term performance elements.

The named individuals have accumulated, in several cases over seven years, the following shares of the Company's common stock under the Company's profit sharing plan as of December 31, 1994, valued for these purposes at the fair market value of such stock on December 31, 1994, and also on the respective dates when the shares were issued into the custody of the Company:

                                  VALUE           VALUE
NAME                SHARES     AT 12/31/94     WHEN ISSUED
L.D. DeSimone       53,369     $2,848,570      $2,308,300
H.A. Hammerly       12,501        667,241         581,804
R.A. Mitsch          4,551        242,910         229,861
L.E. Eaton           3,732        199,196         191,121
G. Agostini          2,612        139,416         134,348


(4) "Other Annual Compensation" includes the following, to the extent that the aggregate thereof exceeds $50,000: personal benefits received by the named individuals, amounts reimbursed the individuals during the year for payment of taxes, and that portion of interest above market rates (as determined by the Securities and Exchange Commission) earned on that compensation voluntarily deferred by the individuals. The personal benefits included in these numbers represent the amount of personal financial planning services, an amount paid on behalf of the individual for the term portion of insurance under the Company's Senior Executive Split Dollar Plan, and personal air travel on corporate aircraft imputed to the individual as income for tax purposes. In the case of Mr. DeSimone, nearly all of the "Other Annual Compensation" received in 1992 and 1994 was a result of income imputed to him for travel.

(5) The number of stock options shown in this column includes both annual grants of incentive and nonqualified stock options and Progressive Stock Options, which are described more fully in footnote 1 on page 16.

(6) "LTIP Payouts" reflects the value of the total grant for each individual under the Company's Performance Unit Plan after the three year performance period (e.g., for 1994, the performance period is 1992-1994), but no amount will be paid to these individuals under the grant for an additional three years pursuant to the terms of the grant. The numbers shown represent estimates based upon information available as of February 28, 1995. During this additional three year period, interest will be paid at a rate determined by the Company's ROCE performance. More specific information about the Performance Unit Plan is set forth on pages 18 and 19.

(7) "All Other Compensation" includes: (a) that amount of Performance Unit Plan earnings allocated during the year to the base amounts determined after the three-year performance periods of each respective grant, to the extent that such earnings are in excess of market interest rates (as determined by the Securities and Exchange Commission); and (b) that amount deemed to be compensation to the individuals under the Company's Senior Executive Split Dollar Plan in accordance with rules developed by the Securities and Exchange Commission. The Senior Executive Split Dollar Plan provides insurance to all of the Company's executive officers under split dollar life insurance, which is part term insurance and part whole life insurance with a cash value. Under this Plan, the Company is reimbursed for the premium costs of the non-term portion of coverage and a possible return when the arrangement terminates either by insurance proceeds incident to the death of the individual or by cash value after 15 years of participation in the Plan. During 1994, amounts deemed compensation under the Plan to the named executive officers in the Summary Compensation Table were $11,854 for Mr. DeSimone; $13,368 for Mr. Hammerly; $19,853 for Dr. Mitsch; $20,891 for Mr. Eaton; and $14,832 for Mr. Agostini. These amounts were determined by treating the non-term portion of the coverage as an interest-free loan.

STOCK OPTIONS TABLE

The following tabulation shows for each person named in the Summary Compensation Table the specified information with respect to option grants during 1994.

                      OPTION GRANTS IN LAST FISCAL YEAR

                                     INDIVIDUAL GRANTS
                                            % OF TOTAL                                             GRANT DATE
                          OPTIONS/         OPTIONS/SARS                                              VALUE
                            SARS              GRANTED         EXERCISE OR                          GRANT DATE
                        GRANTED (#)       TO EMPLOYEES IN      BASE PRICE      EXPIRATION      PRESENT VALUE ($)
        NAME                (1)             FISCAL YEAR        ($/SH) (2)         DATE                (4)
L.D. DeSimone               45,400              1.090%          $50.20          5-10-2004         $   349,580
                             1,522              0.037            52.55          5-12-1995               8,691
                             2,458              0.059            52.55          5-10-1996              14,035
                             7,560              0.182            52.55          5-09-1997              43,168
                            11,636              0.279            52.55          5-08-1998              66,442
                             9,900              0.238            52.55          5-07-1999              56,529
                             1,656              0.040            52.55          5-05-2000               9,456
                            13,824              0.332            52.55          5-10-2002              78,935

H.A. Hammerly               22,600              0.543            50.20          5-10-2004             174,020
                             4,571              0.110            54.45          5-09-1997              27,655
                             3,675              0.088            54.45          5-07-1999              22,234
                            18,080              0.434            54.45          5-11-2001             109,384

R.A. Mitsch                 22,600              0.543            50.20          5-10-2004             174,020
                             1,094              0.026            52.55          5-09-1997               6,247
                             4,288              0.103            52.55          5-08-1998              24,484
                             3,410              0.082            52.55          5-07-1999              19,471
                             1,732              0.042            52.55          5-05-2000               9,890

L.E. Eaton                  22,600              0.543            50.20          5-10-2004             174,020
                             3,730              0.090            52.55          5-08-1998              21,298
                             5,914              0.142            52.55          5-05-2000              33,769
                            12,756              0.306            52.55          5-10-2002              72,837

G. Agostini                 15,000              0.360            50.20          5-10-2004             115,500

All Optionees (4,374
 Participants)           4,164,597            100.000%          $50.20(2)     5-10-2004(3)        $31,634,341


(1) The Company does not grant any stock appreciation rights ("SARs"). The options shown for each individual include both annual grants of Incentive Stock Options and nonqualified stock options and grants of Progressive Stock Options ("PSO"). Nonqualified options are subject to a reload feature when exercised with the payment of the option price in the form of previously owned shares of the Company's common stock. Such an exercise results in further grants of PSOs. The first grant shown for each individual is the annual grant. The remaining lines are PSOs. The PSO grants for each individual were made on a single date, but are, pursuant to SEC rules, shown in multiple lines because of different expiration dates.

PSO grants were made to participants who exercised nonqualified stock options and who made payment of the purchase price using shares of previously owned Company common stock. The PSO grant is for the number of shares equal to the shares utilized in payment of the purchase price and tax withholding, if any. The option price for the PSO is equal to 100% of the market value of the Company's common stock on the date of the exercise of the primary option or, alternatively, on the date of the PSO grant to the five named individuals in the Table, all of whom are subject to the requirements of Section 162(m). The option period is equal to the remaining period of the options exercised.

Company common stock used for payment must have been owned by the participant for at least six months, and only one exercise of nonqualified options per participant per calendar year will be eligible for PSO grants by the Committee.

The presence of PSOs encourages early exercise of nonqualified stock options, without foregoing the opportunity for further appreciation, and promotes retention of the Company stock acquired.

In any event, a participant receiving an annual grant of nonqualified stock options can never acquire more shares of Company common stock through successive exercises of the initial and subsequent PSO grants than the number of shares covered by the initial annual grant from the Committee.

(2) All options granted during the period were granted at the market value on the date of grant if initial grants, or at the fair market values discussed in footnote 1 above in the case of Progressive Stock Options, as calculated from the average of the high and low prices reported on the New York Stock Exchange Composite Index. The option price shown for the "All Optionees" line is $50.20 since the vast majority of options granted during 1994 carried that price.

(3) The expiration date for the "All Optionees" line is shown as May 10, 2004, since that is the applicable date for the vast majority of options granted during 1994.

(4) Pursuant to the rules of the Securities and Exchange Commission, the Company has elected to provide a grant date present value for these option grants determined by a modified Black-Scholes or binomial option pricing model. Among key assumptions utilized in this pricing model were: (i) that the time of exercise of Incentive Stock Options would be four years, and of PSOs would be two years, into the term of the option, which could be for terms as long as ten years, in recognition of the historical exercise patterns at the Company for these types of options; (ii) expected volatility of 17.3%; (iii) risk-free rate of return of 3.5% for two years, and 5% for four years; and (iv) dividend growth rate of 8.6%. No adjustments for non-transferability or risk of forfeiture have been made. The Company voices no opinion that the present value will, in fact, be realized and expressly disclaims any representation to that effect.

OPTION EXERCISES AND YEAR-END VALUE TABLE

The following tabulation shows for each person named in the Summary Compensation Table the specified information with respect to option exercises during 1994 and the value of unexercised options at the end of 1994.

                        AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FY-END OPTION VALUE
                      SHARES                                                                   VALUE OF UNEXERCISED
                     ACQUIRED                                 NUMBER OF UNEXERCISED            IN-THE-MONEY OPTIONS
                   ON EXERCISE        VALUE REALIZED          OPTIONS AT FY-END (#)              AT FY-END ($)(1)
      NAME             (#)                ($)(1)          EXERCISABLE    UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
L.D. DeSimone         53,764             $356,198           174,562          45,400         $433,745        $144,145
H.A. Hammerly         37,676              360,697            76,492          48,926          203,658          71,755
R.A. Mitsch           11,534               82,559            86,174          22,600          419,701          71,755
L.E. Eaton            24,400              147,084            77,706          22,600          163,560          71,755
G. Agostini               --                   --            41,400          15,000          281,585          47,625

(1) The "Value Realized" or the unrealized "Value of Unexercised In-the-Money Options at FY-End " represents the aggregate difference between the market value on the date of exercise or at December 31, 1994, in the case of the unrealized values, and the applicable exercise prices. These differences accumulate over what may be, in many cases, several years. These stock options all have option periods of ten years when first granted, and Progressive Stock Options have option periods equal to the remaining option period of the initial nonqualified options resulting in Progressive Stock Options.

                    LONG-TERM INCENTIVE PLAN AWARDS TABLE

The following tabulation shows for each person in the Summary Compensation Table the specified information with respect to awards during 1994 under the Company's Performance Unit Plan.

LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                               ESTIMATED FUTURE PAYOUTS
                                                         UNDER NON-STOCK PRICE BASED PLANS(3)
                                   PERFORMANCE OR
                    NUMBER OF       OTHER PERIOD
                  SHARES, UNITS         UNTIL
                     OR OTHER        MATURATION
      NAME        RIGHTS (#)(1)     OR PAYOUT (2)    THRESHOLD ($)    TARGET ($)     MAXIMUM ($)
L.D. DeSimone         7,700            6 years             $0          $770,000      $1,540,000
H.A. Hammerly         3,700            6 years              0           370,000         740,000
R.A. Mitsch           3,700            6 years              0           370,000         740,000
L.E. Eaton            3,700            6 years              0           370,000         740,000
G. Agostini           2,400            6 years              0           240,000         480,000

(1) The Company's Performance Unit Plan provides long-term compensation to approximately 150 key management personnel based upon the Company's attainment of long-term performance and growth criteria.

It is administered by the Compensation Committee, none of the members of which are current employees of the Company. The Committee has sole discretion in the selection of participants, performance criteria, size of awards, performance period, and the timing and form of payment, as well as all other conditions regarding awards.

To date, the Committee has established the performance goals based on criteria of return on capital employed and sales growth. More detail about current performance goals is available in the Compensation Committee Report on page 8. Performance units awarded to date have been assigned a face value of $100 each. However, the actual amount of the payments is based upon the Company's attainment of the performance goals. If the targets established by the Committee are attained during the performance periods, the performance unit will have a value of $100 at the end of the performance period. If the target is not attained, the value will be less than $100 and, if exceeded, will be more than $100. The ultimate value of the performance unit can vary from no value to $200, depending upon actual performance.

Payment is contingent upon continued employment to the payment date or earlier retirement under the Company's pension plan. Participants receiving awards during 1994, including the five executive officers in the Summary Compensation Table, will receive payment in 2000, provided that such individuals continue employment with the Company until such payment date (except in the event of death, retirement, or disability). Payment under the Plan may be made in cash, shares of the Company's common stock, or any combination of cash and stock, at the discretion of the Compensation Committee. In the past, payment has only been made in cash.

(2) The awards granted during 1994 will be determined by the Company's attainment of return on capital employed and sales growth criteria during a three-year performance period of 1994, 1995, and 1996. More detail about current performance goals is available in the Compensation Committee Report on pages 8 and 9. However, there will be an additional three-year involuntary holding period thereafter during which the base amounts determined during the performance period will earn interest and remain subject to forfeiture if the participant discontinues employment for any reason other than death, disability, or retirement.

(3) The estimated future payouts do not include any interest factor which would be earned annually during the three-year involuntary holding period following the performance period. Interest during the involuntary holding period would accrue annually at a rate equal to 50% of the return on capital employed of the Company during the three years and would be payable, together with the base award, in 2000.

PENSION PLAN TABLE

The following table sets forth the estimated annual benefits payable to the Company's executive officers upon retirement in specified remuneration and years of service classifications.

                                  ANNUAL RETIREMENT BENEFITS
                                    WITH YEARS OF SERVICE
                                        INDICATED (2)
       AVERAGE
  ANNUAL EARNINGS
 DURING THE HIGHEST
  FOUR CONSECUTIVE
  YEARS OF SERVICE        30          35           40            45
         (1)             YEARS       YEARS        YEARS        YEARS
$  800,000              $357,278    $416,825    $  462,825    $  508,825
 1,000,000               447,278     521,825       579,325       636,825
 1,200,000               537,278     626,825       695,825       764,825
 1,400,000               627,278     731,825       812,325       892,825
 1,600,000               717,278     836,825       928,825     1,020,825
 1,800,000               807,278     941,825     1,045,325     1,148,825

(1) Earnings include base salary, profit sharing cash, and the value of Profit Sharing Stock (at the time of award) actually earned by the participant and does not include any other forms of remuneration. The benefits are computed on the basis of straight-life annuity amounts, and are not subject to any deduction for social security or other offset amounts.

(2) To provide for the retirement security of its employees, the Company has defined benefit pension plans for U.S. employees. These plans are fully paid by the Company, and employees become vested after five years of service. Under the plans, a participant may retire with an unreduced pension at age 60, and if the participant's age and service total at least 90, he or she would receive a social security bridge to age 62.

The five individuals listed in the Summary Compensation Table are presently entitled to the respective years of service credit set opposite their names:

L.D. DeSimone      38
H.A. Hammerly      40
R.A. Mitsch        35
L.E. Eaton         35
G. Agostini        29

DIRECTORS' FEES
Directors who are not employed by the Company receive an annual fee of $38,000, of which $13,000 is paid only in common stock of the Company, if, at the time of payment, the nonemployee director owned less than 13,000 shares of the Company's common stock. Committee chairmen, not employed by the Company, receive an additional fee of $5,500 per year. Nonemployee directors are paid $1,800 for attendance at meetings of the Board of Directors and $1,200 for attendance at meetings of Committees of the Board. No directors' fees are paid to directors who were also employees of the Company. During the last full fiscal year, there were five meetings of the Board of Directors, and all nonemployee directors had four scheduled meetings of Committees of the Board.

All incumbent Directors and nominees for reelection attended 75 percent or more of Board and Committee meetings. The average attendance was in excess of 90 percent of all Board and Committee meetings.

Pursuant to the terms of the Company's 1992 Directors Stock Ownership Program, nonemployee directors may elect to defer payment of all or a portion of the foregoing fees payable in cash through a deferred cash or common stock equivalents account. This permits nonemployee directors to build identity of interest with stockholders generally through the deferred stock which is equivalent to the Company's common stock, except that shares of deferred stock may neither be voted or disposed. In addition, nonemployee directors, who serve more than one year as such, are paid retirement income equal to the annual retainer in effect at the time of their retirement for a period equal to their length of service on the Board as a nonemployee director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of the Committee are Messrs. Brennan, Chairman, Jacobson, Shrontz, and Ambassador Ridgway.

Mr. Jacobson retired on November 1, 1991, as Chairman of the Board and Chief Executive Officer of the Company. The Securities and Exchange Commission requires that Mr. Jacobson's participation on the Committee be characterized as "insider participation" based upon his former employment with 3M. The Board of Directors believes that Mr. Jacobson's participation in the deliberations of the Committee provides continuity and specific knowledge about individual performances and, further, that no conflicts of interest exist. Mr. Jacobson did not participate in any grant or award decisions of the Committee during the one-year period following his retirement or with regard to any matter that might affect him personally.

3M STOCK PERFORMANCE GRAPH

The graph below compares the Company's cumulative total shareholder return, overall stock market performance with reinvested dividends, during the five fiscal years preceding December 31, 1994, against the Standard & Poor's 500 Stock Index and the Dow Jones Industrial Average, both of which are well-known and published industry indices. The Company is included in both the S&P 500 Stock Index and the Dow Jones Industrial group of 30 companies. The Company, as a highly diversified manufacturer and seller of a broad line of products, is not easily categorized with other more specific industry indices.

            COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
              3M, S&P 500 INDEX AND DOW JONES INDUSTRIAL AVERAGE

            1989      1990      1991      1992      1993      1994
3M         100.00    111.55    128.17    139.93    155.96    158.36
DJIA       100.00     99.44    123.49    132.64    155.11    162.96
S&P500     100.00     96.89    126.28    135.89    149.52    151.55


TRANSACTIONS WITH MANAGEMENT

During 1994, seven executive officers and directors had loans outstanding with the Eastern Heights State Bank of Saint Paul, a subsidiary of the Company. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons of comparable circumstances and did not involve more than normal risk of collectibility or present other unfavorable features.

AUDIT, COMPENSATION, AND BOARD ORGANIZATION COMMITTEES OF THE BOARD OF DIRECTORS

The Audit, Compensation, and Board Organization Committees are standing Committees of the Board.

AUDIT COMMITTEE
Members of the Audit Committee are Mr. Murray (Chairman), Mr. Junkins, Mrs. Peters, Mr. Smith, and Dr. Sullivan. The Committee met four times during 1994. Its primary functions are to recommend independent certified public accountants; review the scope of the audit examination, including fees and staffing; review the independence of the auditors; review and approve nonaudit services provided by the auditors; review findings and recommendations of auditors and management's response; review the internal audit and control function; and review compliance with the Company's ethical business practices policy.

COMPENSATION COMMITTEE
Members of the Compensation Committee are Messrs. Brennan (Chairman), Jacobson, and Shrontz, and Ambassador Ridgway. The Committee met four times during 1994. Its primary functions are to review management compensation programs, approve compensation changes for senior executive officers, review compensation changes for senior management, and administer management stock option plans (acting without any person who may be a participant under any such plans).

BOARD ORGANIZATION COMMITTEE
Members of the Board Organization Committee are Messrs. DeSimone (Chairman), Jacobson, Junkins, Murray, Smith, and Ambassador Ridgway. The Committee met four times during 1994. The Committee acts to select and recommend candidates to the Board of Directors to be submitted for election at the Annual Meeting. The Board of Directors has adopted criteria with respect to its membership and the Committee will consider candidates recommended by stockholders or others in light of these criteria. A stockholder may submit the name of a proposed nominee by writing to the Office of the Secretary, Minnesota Mining and Manufacturing Company, 3M Center, St. Paul, Minnesota 55144. The Committee also reviews and makes recommendations to the Board of Directors concerning the composition and size of the Board and its committees, frequency of meetings, directors' fees, and similar subjects; reviews and makes recommendations concerning retirement and tenure policy for Board membership; recommends proxies for meetings at which directors are elected; and audits programs for senior management succession.

SECTION 16 COMPLIANCE

The rules of the Securities and Exchange Commission require disclosure of late Section 16 filings by 3M directors and executive officers. To the best of the Company's knowledge and belief, there were no late filings during 1994.

ITEM 2. INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee recommended and the Board of Directors appointed the firm of Coopers & Lybrand L.L.P., independent certified public accountants, to audit the books and accounts of the Company and its subsidiaries for the year 1995. In accordance with the Bylaws of the Company, this appointment is being presented to the stockholders for ratification. If the stockholders do not ratify the selection of Coopers & Lybrand L.L.P., the selection will be reconsidered by the Board of Directors.

Coopers & Lybrand L.L.P. has audited the Company's books since 1975. The firm has offices and affiliates in most localities throughout the world where the Company has operations. Audit services provided by the firm in 1994 included: audit of consolidated financial statements of the Company and its subsidiaries; limited reviews of interim reports; reviews of filings with the Securities and Exchange Commission; consultations on matters related to accounting and financial reporting; assisting the Audit Committee in the review of compliance with the Company's ethical business practices policy; audits of statutory financial statements for certain foreign subsidiaries; and audits of the financial statements of the Company's benefit plans.

Coopers & Lybrand L.L.P. also provided a number of nonaudit services during 1994, all of which were approved or reviewed by the Audit Committee. The aggregate fees for these nonaudit services constituted approximately 17 percent of the fees for audit services performed by Coopers & Lybrand L.L.P.

A representative of Coopers & Lybrand L.L.P. is expected to be present at the stockholders meeting and available to respond to appropriate questions and will be given an opportunity to make a statement, if the representative chooses to do so.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P., INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS, TO AUDIT THE BOOKS AND ACCOUNTS FOR 1995. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR RATIFICATION UNLESS A CONTRARY VOTE IS SPECIFIED.

ITEM 3. STOCKHOLDER PROPOSAL REGARDING ELECTION OF DIRECTORS

The following stockholder proposal was submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 by Richard A. Dee, 115 East 89th Street, New York, New York 10128, holder of record of 100 shares of the Company's common stock. The affirmative vote of holders of a majority of all shares of common stock of the Company entitled to vote and cast with respect thereto shall be required for the adoption of this proposal regarding the election of the Company's directors.

PROPOSAL AND SUPPORTING STATEMENT
"Stockholders of publicly-owned companies do not 'elect' directors. Directors are selected by incumbent directors and managements - stockholders merely 'ratify' or approve those selections much as they ratify selections of auditors.

"The term 'Election of Directors' is misused in proxy materials to refer to the process by which directors are empowered. The term is inappropriate - and misleading. With no choice of candidates, there is no election.

"Approval of this Corporate Governance proposal will provide 3M stockholders a choice of director candidates - and an opportunity to elect those whose qualifications and stated intentions they favor. Its approval will provide stockholders with properly or 'duly' elected representatives.

"In 1979 and 1980, I sponsored at 3M the first Corporate Governance proposals submitted by a stockholder to a publicly-owned company. The proposals called for 3M to reconstitute its board of directors with a majority of independent "outside directors". The board was management-dominated and, based on my experiences, its few outside directors were ineffective window dressing.

"3M campaigned actively against the proposals. On average, under 5% of shares were voted for an outside director majority. Institutional investors controlled over 54% of 3M shares; almost all voted against the proposals - as the Company requested. In spite of its vehement opposition to the proposals, not long after their defeat 3M quietly reconstituted its board - with an outside director majority!

"Outside director board majorities now are standard at virtually all major publicly-owned companies, institutional investors have become well-publicized sponsors of many Corporate Governance proposals - and such fiduciaries rarely invest in publicly-owned companies that lack outside director majorities.

"Providing stockholders a choice of directors and a true election is an idea whose time has come - as it came for outside director majorities.
Understandably, incumbent directors are anxious to protect their absolute power over corporate activities. Control of corporate governance through control of board composition assures that power.

"Public office-holders are duly (and democratically) elected - and are held accountable. Continuing in office requires satisfying constituents, not simply nominators. Corporate directors take office unopposed and answer only to fellow directors.

"It is impossible, realistically, for stockholders to utilize successfully their purported right to nominate and to elect directors; no practical means will exist for them to cause director turnover - until this or a similar proposal is approved.

"It is hereby proposed that the Board of Directors, at its next regular meeting, adopt a resolution requiring the Board Organization Committee to nominate two candidates for each directorship to be filled by voting of stockholders at annual meetings. In addition to customary personal backgrounds, Proxy Statements shall include a statement by each candidate as to why he or she believes they should be elected.

"Although Delaware law enables incumbents to select all nominees, approval of this proposal will permit stockholders to replace any or all directors if they become dissatisfied with them or the results of corporate policies and/or performance. Not a happy prospect even for those able to nominate their possible successors.

"Please vote FOR this proposal."


COMPANY'S STATEMENT IN OPPOSITION TO THE PROPOSAL
Your Company is an economic enterprise. As such, a primary objective of its Board of Directors is to ensure that the Company provides an attractive economic return to its stockholders, while fulfilling its responsibilities to customers, employees, competitors, the environment, and the communities in which it operates. Attracting and retaining the most highly qualified candidates, in view of the composite backgrounds of the total membership of the Board of Directors, is critical to achieving its business objectives.


The Board Organization Committee carefully reviews and brings forward to the full membership of the Board candidates who can best fit the current and future needs of the Company. The Board of Directors then recommends nominees for election by you, the Company's stockholders.

The Board of Directors does not believe that the process by which "public office-holders" are elected is a better method to select nominees. The Board of Directors does not believe it can best discharge its responsibilities to you, its stockholders, by proposing alternate candidates for each directorship.

Further, it is possible that many of the most qualified candidates would not consent to stand for election to the Company's Board under the condition of this political process.

This proposal is not in the best interest of the Company or your interests as stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE STOCKHOLDER PROPOSAL RELATING TO THE NOMINATION PROCESS FOR DIRECTORS. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THIS PROPOSAL UNLESS A CONTRARY VOTE IS SPECIFIED.

ITEM 4. STOCKHOLDER PROPOSAL REGARDING REINCORPORATION IN MINNESOTA

The following stockholder proposal was submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 by Aaron Belk, Trustee of the International Brotherhood of Teamsters Affiliates Pension Fund, 25 Louisiana Avenue N.W., Washington, D.C. 20001, which Fund is the beneficial owner of 12,600 shares of the Company's common stock. The affirmative vote of holders of a majority of all shares of common stock of the Company entitled to vote and cast with respect thereto shall be required for the adoption of this proposal regarding reincorporation of the Company in the State of Minnesota.

PROPOSAL
RESOLVED: That shareholders urge the Board of Directors of Minnesota Mining and Manufacturing Co. take the steps necessary to reincorporate our Company from Delaware to Minnesota.

SUPPORTING STATEMENT
While Minnesota Mining and Manufacturing was founded in Two Harbors, Minn., is headquartered in Minnesota, and remains one of the leading corporate citizens of Minnesota, the state that oversees our company's corporate rules is Delaware.

For 3M, Delaware offers corporate governance law friendly to management. In 1986, for example, the state removed the financial penalty for directors who violate the fiduciary duty of care (if shareholders approve).

For Delaware, such management-friendly rules attract incorporations. And incorporations mean fees -- enough fees so that Delaware has no sales tax and relatively low property taxes. Delaware lawmakers make no secret of this scheme and the motives behind it.

In fact, 54 of the 100 largest American companies are incorporated in Delaware, and only one of these -- DuPont -- is headquartered here.

But what serves management and Delaware, however, doesn't necessarily serve shareholders. As another example, Delaware law tolerates any supermajority vote requirements. Some companies have locked up simple governance rules such as a classified board with an 80% supermajority vote requirement to amend it
- -- disenfranchising 79% of the shareholders who might seek reform.

Most problematic is the "race to the bottom" among the states. For example, following Delaware's action to limit director liability led first to a flood of reincorporation proposals. Then, 26 other states subsequently adopted similar laws "in an attempt to keep their in-state companies from moving to Delaware," explained IRRC.

Reincorporating the 3M to Minnesota won't immediately solve all corporate governance deficiencies because the "race to the bottom" has already taken its toll. Still, state lawmakers have become increasingly restless with this "race." A recent report from the National Conference of State Legislatures calls on lawmakers to pay close attention to matters of corporate governance. With diligence, these lawmakers can make good on this resolve. It's then up to shareholders to bring corporations back from Delaware.

By reincorporating the 3M in Minnesota, shareholders can bring our company back home and help end the race to the bottom.

COMPANY'S STATEMENT IN OPPOSITION TO THE PROPOSAL
The Company's operations began in 1902 as a Minnesota corporation. In 1929, the Company was reincorporated in Delaware for reasons unrelated to the issues raised in this proposal. A separate court system devoted to corporate and business matters remains unique to the State of Delaware. That court system and a large body of law result in a high degree of predictability in legal matters affecting business corporations.

Of the top 100 industrial corporations in the United States, more than 60 percent are incorporated in the State of Delaware. Another 15 percent are incorporated in jurisdictions other than the jurisdiction of their principal business location. Less than 25 percent are actually incorporated in the jurisdiction of their principal business location, as suggested should be the case for the Company in this proposal.

The Board of Directors does not believe that any particular effect on the governance of the Company would result solely as a result of reincorporation in Minnesota.

The act of reincorporation through liquidation and dissolution or merger would necessitate extensive efforts and expenses that would run in the millions of dollars, for no particular advantage. The transfer of properties and assets, the assignment of all contracts, the cancellation and reissuance of all outstanding shares of the Company, and similar tasks incidental to such reincorporation would clearly distract attention from primary business objectives of the Company. As an example, all outstanding common stock of the Company in the possession of or controlled by its stockholders would necessarily be surrendered in return for new certificates of a new corporation.

This proposal is not in the best interest of the Company or your interests as stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE STOCKHOLDER PROPOSAL RELATING TO REINCORPORATION IN THE STATE OF MINNESOTA. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THIS PROPOSAL UNLESS A CONTRARY VOTE IS SPECIFIED.

OTHER MATTERS

The Management knows of no other matters which may properly be presented at the Annual Meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote according to their best judgment.

Stockholders are encouraged to date, sign, and return the enclosed proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States. If you attend the Annual Meeting, you may revoke your proxy at that time and vote in person if you desire; otherwise, your proxy will be voted for you. If you plan to attend the meeting in person, please mark the appropriate box on the enclosed proxy card. An attendance card will then be mailed to you. This will be helpful in making proper arrangements for the meeting.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

Any proposal submitted for inclusion in the Company's proxy statement and form of proxy for the 1996 Annual Meeting of Stockholders must be received at the Company's principalexecutive offices in St. Paul, Minnesota, on or before December 1, 1995.

By Order of the Board of Directors.

ARLO D. LEVI
Vice President and Secretary

TO PARTICIPANTS IN THE 3M VOLUNTARY INVESTMENT PLAN
AND THE 3M EMPLOYEE STOCK OWNERSHIP PLAN

State Street Bank and Trust Company is Trustee of the Trusts established in connection with the 3M Employee Stock Ownership Plan (the "ESOP") and the 3M Voluntary Investment Plan (the "VIP"). As Trustee, it is the record owner of the shares of common stock of Minnesota Mining and Manufacturing Company ("3M") held in the ESOP and the Company Contribution Accounts of the VIP for the benefit of participants. Since the portion of the 3M Payroll-Based Employee Stock Ownership Plan ("PAYSOP") applicable to union-free employees was merged into the ESOP during 1990, the shares of 3M common stock held in the PAYSOP Trust have now been transferred to the ESOP Trust.

The ESOP and the VIP each permit participants to instruct the respective Trustees how to vote the number of shares of 3M common stock allocated to the participants' respective accounts. The number of shares of 3M common stock held in your individual accounts in the ESOP and the VIP are indicated at the top of the enclosed voting instruction card.

We enclose (1) a Notice of Annual Meeting of 3M Stockholders to be held on May 9, 1995, and Proxy Statement, (2) a card for giving voting instructions, and (3) a return envelope. If you complete the card and return it in the enclosed return envelope to Norwest Bank Minnesota, N.A., acting as tabulation agent for the Trustee, by May 2, 1995, the Trustee will vote, in accordance with your instructions, the shares of 3M common stock allocated to your respective accounts.

The Trustee remains at all times the record owner of the 3M common stock held in the ESOP and VIP accounts. The ability to instruct the Trustee how to vote confers no right on participants to vote directly at the Annual Meeting of Stockholders.

The enclosed instruction card must be properly completed if voting instructions are to be honored. If the card is not received by May 2, 1995, or if the voting instructions are invalid, the shares held in your ESOP Trust Account will be voted by State Street Bank and Trust Company in the same proportion that the other participants in the ESOP direct the Trustee to vote the shares held in their ESOP accounts, and the shares held in your VIP account shall be voted by State Street Bank and Trust Company as directed by the Public Issues Committee of the 3M Board of Directors.

Please complete, date, sign, and promptly return the enclosed voting instruction card.


TO PARTICIPANTS IN THE 3M SAVINGS PLAN

State Street Bank and Trust Company is Trustee of the Trust established in connection with the 3M Savings Plan (the "Savings Plan"). As Trustee, it is the record owner of the shares of common stock of Minnesota Mining and Manufacturing Company ("3M") held in the Savings Plan for the benefit of participants. Since the portion of the 3M Payroll-Based Employee Stock Ownership Plan ("PAYSOP") applicable to employees eligible to participate in the Savings Plan was merged into the Savings Plan during 1993, the shares of 3M common stock held in the PAYSOP Trust have now been transferred to the Savings Plan.

The Savings Plan permits participants to instruct the Trustee how to vote the number of shares of 3M common stock allocated to the participants' respective accounts. The number of shares of 3M common stock held in your individual account in the Savings Plan are indicated at the top of the enclosed voting instruction card.

We enclose (1) a Notice of Annual Meeting of 3M Stockholders to be held on May 9, 1995, and Proxy Statement, (2) a card for giving voting instructions, and (3) a return envelope. If you complete the card and return it in the enclosed return envelope to Norwest Bank Minnesota, N.A., acting as tabulation agent for the Trustee, by May 2, 1995, the Trustee will vote, in accordance with your instructions, the shares of 3M common stock allocated to your account.

The Trustee remains at all times the record owner of the 3M common stock held in the Savings Plan accounts. The ability to instruct the Trustee how to vote confers no right on participants to vote directly at the Annual Meeting of Stockholders.

The enclosed instruction card must be properly completed if voting instructions are to be honored. If the card is not received by May 2, 1995, or if the voting instructions are invalid, the shares held in your Savings Plan account shall be voted by State Street Bank and Trust Company, as directed by the Public Issues Committee of the 3M Board of Directors.

Please complete, date, sign, and promptly return the enclosed voting instruction card.


MINNESOTA MINING AND MANUFACTURING COMPANY
3M CENTER, ST. PAUL, MINNESOTA 55144                                       PROXY

                         3M VOLUNTARY INVESTMENT PLAN
     AND 3M EMPLOYEE STOCK OWNERSHIP PLAN VOTING INSTRUCTIONS TO TRUSTEE

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON TUESDAY, MAY 9, 1995.

I hereby direct State Street Bank and Trust Company, as Trustee of the 3M Employee Stock Ownership Plan Trust (the "ESOP Trust"), and as Trustee of the 3M Voluntary Investment Plan Trust (the "VIP Trust"), to vote at the Annual Meeting of Stockholders of Minnesota Mining and Manufacturing Company ("3M") to be held on May 9, 1995 (or at any adjournment thereof) the shares of 3M common stock allocated to my respective accounts in these two Plans as specified on this instruction card.

I understand that this card must be received by the Norwest Bank Minnesota, N.A., acting as tabulation agent for the Trustee, by May 2, 1995. If it is not or if the voting instructions are invalid because not properly signed and dated, the shares held in my ESOP Trust Account will be voted by State Street Bank and Trust Company in the same proportion that the other participants in the ESOP direct the Trustee to vote shares held in their ESOP Trust Accounts, and the shares held in my VIP Trust Account will be voted by State Street Bank and Trust Company as directed by the Public Issues Committee of the 3M Board of Directors.

PLEASE COMPLETE, SIGN, DATE, AND PROMPTLY RETURN THIS CARD.

               (continued, and to be signed, on the other side)

      VIP SHARES                                   ESOP SHARES

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEMS 3 AND 4.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

ITEM 1. Election of directors

     --Nominees to 1998 Class: (A) Edward A. Brennan (B) Livio D. DeSimone (C)
          Allen E. Murray (D) F. Alan Smith

     --Nominee to 1997 Class: (E) Jerry R. Junkins

[ ] Vote FOR all nominees

[ ] Vote FOR ALL EXCEPT
    (use letter before nominee's name to indicate exceptions):

[ ] Vote WITHHELD from all nominees

ITEM 2. Ratification of auditors [ ] For [ ] Against [ ] Abstain

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 3 AND 4.

ITEM 3. Stockholder proposal regarding nomination process for directors
                                 [ ] For    [ ] Against   [ ] Abstain

ITEM 4. Stockholder proposal regarding reincorporation
                                 [ ] For    [ ] Against   [ ] Abstain

ITEM 5. In their discretion, to vote upon other matters properly coming before the meeting


Signature

Signature

Date

                  I plan to attend the Annual Meeting. [ ]

Please sign exactly as your name(s) appear above. If held in joint tenancy, all persons must sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.



MINNESOTA MINING AND MANUFACTURING COMPANY
3M CENTER, ST. PAUL, MINNESOTA 55144                                       PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON TUESDAY, MAY 9, 1995.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side of this card.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ITEMS 1 AND 2 AND "AGAINST" ITEMS 3 AND 4.

By signing the proxy, you revoke all prior proxies and appoint L.D. DeSimone, A.E. Murray, and A.F. Jacobson, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

                (continued, and to be signed, on the other side)


                                                                        SHARES

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEMS 3 AND 4.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

ITEM 1. Election of directors

     --Nominees to 1998 Class: (A) Edward A. Brennan (B) Livio D. DeSimone (C)
          Allen E. Murray (D) F. Alan Smith

     --Nominee to 1997 Class: (E) Jerry R. Junkins

[ ] Vote FOR all nominees

[ ] Vote FOR ALL EXCEPT
    (use letter before nominee's name to indicate exceptions):

[ ] Vote WITHHELD from all nominees

ITEM 2. Ratification of auditors [ ] For [ ] Against [ ] Abstain

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 3 AND 4.

ITEM 3. Stockholder proposal regarding nomination process for directors
                                 [ ] For  [ ] Against [ ] Abstain

ITEM 4. Stockholder proposal regarding reincorporation
                                 [ ] For  [ ] Against   [ ] Abstain

ITEM 5. In their discretion, to vote upon other matters properly coming before the meeting

Signature

Signature

Date

                    I plan to attend the Annual Meeting. [ ]

Please sign exactly as your name(s) appear above. If held in joint tenancy, all persons must sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.



MINNESOTA MINING AND MANUFACTURING COMPANY
3M CENTER, ST. PAUL, MINNESOTA 55144                                       PROXY

                 3M SAVINGS PLAN VOTING INSTRUCTIONS TO TRUSTEE

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON TUESDAY, MAY 9, 1995.

I hereby direct State Street Bank and Trust Company, as Trustee of the 3M Savings Plan Trust (the "Savings Plan Trust"), to vote at the Annual Meeting of Stockholders of Minnesota Mining and Manufacturing Company ("3M") to be held on May 9, 1995 (or at any adjournment thereof) the shares of 3M common stock allocated to my account in this Plan as specified on this instruction card.

I understand that this card must be received by the Norwest Bank Minnesota, N.A., acting as tabulation agent for the Trustee, by May 2, 1995. If it is not or if the voting instructions are invalid because not properly signed and dated, the shares held in my Savings Plan Trust Account will be voted by State Street Bank and Trust Company, as directed by the Public Issues Committee of the 3M Board of Directors.

PLEASE COMPLETE, SIGN, DATE, AND PROMPTLY RETURN THIS CARD.

                (continued, and to be signed, on the other side)

                              SAVINGS PLAN SHARES

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEMS 3 AND 4.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

ITEM 1. Election of directors

     --Nominees to 1998 Class: (A) Edward A. Brennan (B) Livio D. DeSimone (C)
          Allen E. Murray (D) F. Alan Smith

     --Nominee to 1997 Class: (E) Jerry R. Junkins

[ ] Vote FOR all nominees

[ ] Vote FOR ALL EXCEPT
    (use letter before nominee's name to indicate exceptions):

[ ] Vote WITHHELD from all nominees

ITEM 2. Ratification of auditors [ ] For [ ] Against [ ] Abstain

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 3 AND 4.

ITEM 3. Stockholder proposal regarding nomination process for directors
                                 [ ] For [ ] Against [ ] Abstain

ITEM 4. Stockholder proposal regarding reincorporation
                                 [ ] For [ ] Against [ ] Abstain

ITEM 5. In their discretion, to vote upon other matters properly coming before the meeting

Signature

Signature

Date

Please sign exactly as your name(s) appear above. If held in joint tenancy, all persons must sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

                    I plan to attend the Annual Meeting. [ ]


MINNESOTA MINING AND MANUFACTURING COMPANY
3M CENTER, ST. PAUL, MINNESOTA 55144                                       PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON TUESDAY, MAY 9, 1995.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side of this card.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ITEMS 1 AND 2 AND "AGAINST" ITEMS 3 AND 4.

By signing the proxy, you revoke all prior proxies and appoint L.D. DeSimone, A.E. Murray, and A.F. Jacobson, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

                (continued, and to be signed, on the other side)

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEMS 3 AND 4.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

ITEM 1. Election of directors

     --Nominees to 1998 Class: (A) Edward A. Brennan (B) Livio D. DeSimone (C)
          Allen E. Murray (D) F. Alan Smith

     --Nominee to 1997 Class: (E) Jerry R. Junkins

[ ] Vote FOR all nominees

[ ] Vote FOR ALL EXCEPT
    (use letter before nominee's name to indicate exceptions):

[ ] Vote WITHHELD from all nominees

ITEM 2. Ratification of auditors [ ] For [ ] Against [ ] Abstain

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 3 AND 4.

ITEM 3. Stockholder proposal regarding nomination process for directors
                                 [ ] For [ ] Against [ ] Abstain

ITEM 4. Stockholder proposal regarding reincorporation
                                 [ ] For [ ] Against [ ] Abstain

ITEM 5. In their discretion, to vote upon other matters properly coming before the meeting


Signature                  Date

Signature                  Date

Please sign exactly as your name(s) appear above. If held in joint tenancy, all persons must sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.